Exhibit 99.7
Consent of Perella Weinberg Partners LP
We hereby consent to the use in Amendment No. 1 to the Registration Statement on Form S-4 of CenturyLink, Inc. (the “Registration Statement”) and in the Proxy Statement/Prospectus of CenturyLink, Inc. and Qwest Communications International Inc., which is part of the Registration Statement, of our opinion dated April 21, 2010 appearing as Annex H to such Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary — The Merger and the Merger Agreement — Opinions of Qwest’s Financial Advisors — Perella Weinberg Partners LP”, “The Issuance of CenturyLink Shares and the Merger — Background of the Merger”, “The Issuance of CenturyLink Shares and the Merger — Qwest’s Reasons for the Merger; Recommendation of the Merger by the Qwest Board of Directors — Other Factors Considered by the Qwest Board of Directors” and “The Issuance of CenturyLink Shares and the Merger — Opinions of Qwest’s Financial Advisors — Opinion of Perella Weinberg Partners LP.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

/s/ PERELLA WEINBERG PARTNERS LP
PERELLA WEINBERG PARTNERS LP
New York, New York
July 16, 2010